                              Exhibit 3.1
                              AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                         REDWOOD MORTGAGE INVESTORS VIII
                        A California Limited Partnership

     THIS LIMITED PARTNERSHIP AGREEMENT was made and entered into as of the ____ day of _______________, 1996, by and among D. RUSSELL BURWELL, an individual, MICHAEL R. BURWELL, an individual, and GYMNO CORPORATION, a California corporation (collectively, the "General Partners"), and such other persons who have become Limited Partners ("Existing Limited Partners") and as may be added pursuant to the terms hereof (the "New Limited Partners") (collectively the "Limited Partners").

                                    RECITALS

     A. On or about _______________, 1993, the General Partners and the Limited Partners entered into an agreement of limited partnership for the Partnership.

     B. In order to increase the Partnership's capital base and permit the Partnership to further diversify its portfolio, in September, 1996, the General Partners elected to offer an additional 300,000 Units.

     C. In connection with the additional offering of Units and in order to correct some ambiguities and supplement some provisions of the Partnership Agreement the General Partners have elected to amend and restate the agreement of limited partnership (the "Partnership Agreement").

                                    ARTICLE 1
                                   DEFINITIONS

     Unless stated otherwise, the terms set forth in this Article I shall, for all purposes of this Agreement, have the meanings as defined herein:

     1.1 "Affiliate" means (a) any person directly or indirectly controlling, controlled by or under common control with another person, (b) any person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other person, (c) any officer, director or partner of such person, or (d) if such other person is an officer, director or partner, any company for which such person acts in any such capacity.

     1.2 "Agreement" means this Limited Partnership Agreement, as amended from time to time.

     1.3 "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

     (a) To each Partner's Capital Account there shall be credited, in the event such Partner utilized the services of a Participating Broker Dealer, such Partner's Capital Contribution, or if such Partner acquired his Units through an unsolicited sale, such Partner's Capital Contribution plus the amount of the sales commissions otherwise payable assuming no Continuing Servicing Fee is paid, such Partner's distributive share of Profits, and any items in the nature of income or gain (from unexpected adjustments, allocations or distributions) that are specially allocated to a Partner and the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership property distributed to such Partner.

     (b) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses, and any items in the nature of expenses or losses that are specially allocated to a Partner and the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

     In the event any interest in the Partnership is transferred in accordance with Section 7.2 of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

     In the event the Gross Asset Values of the Partnership assets are adjusted pursuant to Section 1.9, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulation. In the event the General Partners shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with the then existing Treasury Regulation, the General Partners may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Article IX hereof upon the dissolution of the Partnership. The General Partners shall adjust the amounts debited or credited to Capital Accounts with respect to (a) any property contributed to the Partnership or distributed to the General Partners, and (b) any liabilities that are secured by such contributed or distributed property or that are assumed by the Partnership or the General Partners, in the event the General Partners shall determine such adjustments are necessary or appropriate pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv) as provided for in
Section 5.4. The General Partners shall make any appropriate modification in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-l(b) as provided for in Sections 5.6 and 12.4(k).

     1.4 "Cash Available for Distribution" means an amount of cash equal to the excess of accrued income from operations and investment of, or the sale or refinancing or other disposition of, Partnership assets during any calendar month over the accrued operating expenses of the Partnership during such month, including any adjustments for bad debt reserves or deductions as the General Partners may deem appropriate, all determined in accordance with generally accepted accounting principles; provided, that such operating expenses shall not include any general overhead expenses of the General Partners not specifically related to, billed to or reimbursable by the Partnership as specified in Sections 10.13 through 10.15.

     1.5 "Code" means the Internal Revenue Code of 1986 and corresponding provisions of subsequent revenue laws.

     1.6 "Continuing Servicing Fee" means an amount equal to approximately 0.25 percent of the Limited Partner's capital account which amount shall be paid to certain Participating Broker Dealers as compensation in connection with the offer and sale of units.

     1.7 "Deed of Trust" means the lien or liens created on the real property or properties of the borrower securing the borrower's obligation to the Partnership to repay the Mortgage Investment.

     1.8 "Earnings" means all revenues earned by the Partnership less all expenses incurred by the Partnership.

     1.9 "Fiscal Year" means a year ending December 31st.

     1.10 "First Formation Loan" means a loan to Redwood Mortgage, an affiliate of the General Partners, in connection with the initial offering of 150,000 Units pursuant to the Prospectus dated May 19, 1993 equal to the amount of the sales commissions (excluding any Continuing Servicing Fees) and all amounts payable in connection with any unsolicited sales. Redwood Mortgage will pay all sales commissions (excluding any Continuing Servicing Fees) and all amounts payable in connection with any unsolicited sales from the First Formation Loan. The First Formation Loan will be unsecured, and will be repaid in ten (10) equal annual installments of principal, without interest commencing on December 31 of the year in which the initial offering terminates.

     1.11 "Formation Loans" means collectively the First and Second Formation Loan.

     1.12 "General Partners" means D. Russell Burwell, Michael R. Burwell and Gymno Corporation, a California corporation, or any Person substituted in place thereof pursuant to this Agreement. "General Partner" means any one of the General Partners.

     1.13 "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

     (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributed Partner and the Partnership;

     (b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partners, as of the following times: (a) the acquisition of an additional interest in the Partnership (other than pursuant to Section 4.2) by any new or existing Partner in exchange for more than a de minimis Capital Contribution;
(b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property other than money, unless all Partners receive simultaneous distributions of undivided interests in the distributed property in proportion to their Interests in the Partnership; and (c) the termination of the Partnership for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code; and

     (c) If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (a) or (b) above, such Gross Asset Value shall thereafter be adjusted by the depreciation, amortization or other cost recovery deduction allowable which is taken into account with respect to such asset for purposes of computing Profits and Losses.

     1.14 "Guaranteed Payment for Offering Period" means the payment guaranteed to Limited Partners by the General Partners during the Guaranteed Payment Period. The Guaranteed Payment for Offering Period calculated on a monthly basis, shall be equal to the greater of (i) the Partnership's Earnings or (ii) the interest rate established by the Monthly Weighted Average Cost of Funds for the 11th District Savings Institutions, as announced by the Federal Home Loan Bank of San Francisco during the last week of the preceding month, plus two points, up to a maximum interest rate of 12%. The Weighted Average Cost of Funds is derived from interest paid on savings accounts, Federal Home Loan Bank advances, and other borrowed money adjusted from valuation in the number of days in each month. The adjustment factors are 1.086 for February, 1.024 for 30 day months and 0.981 for 31 day months. As of the date of the Prospectus, the Monthly Weighted Average Funds for the 11th District as announced August 30, 1996 for the period ended July 30, 1996 and in effect until September 30, 1996 is 4.819%. The Guaranteed Payment Period is the period commencing on the day a Limited Partner is admitted to the Partnership and ending three months after the Offering Termination Date. To the extent the return to be paid is in excess of the Partnership's Earnings, the Guaranteed Payment for Offering Period shall be payable by the General Partners out of a Capital Contribution to the Partnership and/or fees payable to the General Partners or Redwood Mortgage which are lowered or waived.

     1.15 "Limited Partners" means the Initial Limited Partner until it shall withdraw as such, and the purchasers of Units in Redwood Mortgage Investors VIII, who are admitted thereto and whose names are included on the Certificate and Agreement of Limited Partnership of Redwood Mortgage Investors VIII. Reference to a "Limited Partner" shall be to anyone of them.

     1.16 "Limited Partnership Interest" means the percentage ownership interest of any Limited Partner in the Partnership determined at any time by dividing a Limited Partner's current Capital Account by the total outstanding Capital Accounts of all Limited Partners.

     1.17 "Majority of the Limited Partners" means Limited Partners holding a majority of the total outstanding Limited Partnership Interests as of the first day of the current calendar month.

     1.18 "Mortgage Investment(s)" means the loan(s) and/or an undivided interest in the loans the Partnership intends to extend to the general public secured by real property deeds of trust.

     1.19 "Net Asset Value" means the Partnership's total assets less its total liabilities.

     1.20 "Partners" means the General Partners and the Limited Partners, collectively. "Partner" means any one of the Partners.

     1.21 "Partnership" means Redwood Mortgage Investors VIII, a California limited partnership, the limited partnership created pursuant to this Agreement.

     1.22 "Partnership Interest" means the percentage ownership interest of each Partner in the partnership as defined in Section 5.1 below.

     1.23  "Person"  means  any  natural   person,   partnership,   corporation,
unincorporated association or other legal entity.

     1.24 "Profits" and "Losses" mean, for each Fiscal Year or any other period, an amount equal to the Partnership's taxable income or loss for such Fiscal Year or other given period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

     (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.21 shall be added to such taxable income or loss;

     (b) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.21, shall be subtracted from such taxable income or loss.

     (c) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

     (d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation, amortization or other cost recovery deductions for such Fiscal Year or other period, computed such that if the Gross of an Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of a Fiscal Year or other period, depreciation, amortization or other cost recovery deductions shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deductions for such Fiscal Year or other period bears to such beginning adjusted tax basis; and

     (e) Notwithstanding any other provision of this Section 1.21, any items in the nature of income; or gain or expenses or losses, which are specially allocated, shall not be taken into account in computing Profits or Losses.

     1.25 "Sales Commissions" means the amount of compensation, which may be paid under one of two options, to be paid to Participating Broker Dealers in connection with the sale of Units.

     1.26 "Second Formation Loan" means the loan to Redwood Mortgage, an affiliate of the General Partners, in connection with the second offering of 300,000 Units pursuant to the Prospectus dated __________, 1996 equal to the amount of the sales commissions (not including any Continuing Servicing Fees) and the amounts payable in connection with unsolicited sales. Redwood Mortgage will pay all sales commissions (not including any Continuing Servicing Fees) and amounts due in connection with unsolicited sales from the Second Formation Loan. The Second Formation Loan will be unsecured, will not bear interest and will be repaid in annual installments.

     1.27 "Units" mean the shares of ownership of the Partnership issued to Limited Partners upon their admission to the Partnership, pursuant to the Partnership's Prospectuses dated February 2, 1993 and ____________, 1996 and any supplements or amendments thereto (the "Prospectus").

                                    ARTICLE 2
                     ORGANIZATION OF THE LIMITED PARTNERSHIP

     2.1 Formation. The parties hereto hereby agree to form a limited partnership, pursuant to the provision of Chapter 3, Title 2, of the California Corporations Code, as in effect on the date hereof, commonly known as the California Revised Limited Partnership Act (the "California Act").

     2.2 Name. The name of the Partnership is REDWOOD MORTGAGE INVESTORS VIII, a California limited partnership.

     2.3 Place of Business. The principal place of business of the Partnership shall be located at 650 El Camino Real, Suite G, Redwood City, California 94063, until changed by designation of the General Partners, with notice to all Limited Partners.

     2.4 Purpose. The primary purpose of this Partnership is to engage in business as a mortgage lender for the primary purpose of making Mortgage Investments secured by deeds of trust (the "Mortgage Investments") on California real estate.

     2.5 Substitution of Limited Partner. A Limited Partner may assign all or a portion of his Partnership Interest and substitute another person in his place as a Limited Partner only in compliance with the terms and conditions of Section
7.2 below.

     2.6 Certificate of Limited Partnership. The General Partners shall duly execute and file with the Office of the Secretary of State of the State of California a Certificate of Limited Partnership pursuant to the provisions of
Section 15621 of the California Corporations Code. Thereafter, the General Partners shall execute and cause to be filed Certificates of Amendment of the Certificate of Limited Partnership whenever required by the California Act or this Agreement. At the discretion of the General Partners, a certified copy of the Certificate of Limited Partnership may also be filed in the Office of the Recorder of any country in which the Partnership shall have a place of business or in which real property to which it holds title shall be situated.

     2.7 Term. The Partnership shall be formed and its term shall commence as of the date on which this Limited Partnership Agreement is executed and the Certificate of Limited Partnership referred to in Section 2.6 is filed with the Office of the Secretary of State, and shall continue until December 31, 2032, unless earlier terminated pursuant to the provisions of this Agreement or by operation of law.

     2.8 Power of Attorney. Each of the Limited Partners irrevocably constitutes and appoints the General Partners, and each of them, any one of them acting alone, as his true and lawful attorney-in-fact, with full power and authority for him, and in his name, place and stead, to execute, acknowledge, publish and file:

     (a) This Agreement, the Certificate of Limited Partnership and any amendments or conciliation thereof required under the laws of the State of California;

     (b) Any certificates, instruments and documents, including, without limitation, Fictitious Business Name Statements, as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Partnership is doing or intends to do business; and

     (c) Any documents which may be required to effect the continuation of the Partnership, the admission of an additional or substituted Partner, or the dissolution and termination of the Partnership.

     Each Limited Partner hereby agrees to execute and deliver to the General Partners within five (5) days after receipt of the General Partners' written request therefore, such other and further statements of interest and holdings, designations, and further statements of interest and holdings, designations, powers of attorney and other instruments that the General Partners deem necessary to comply with any laws, rules or regulations relating to the Partnership's activities.

     2.9 Nature of Power of Attorney. The foregoing grant of authority is a special power of attorney coupled with an interest, is irrevocable, and survives the death of the undersigned or the delivery of an assignment by the undersigned of a Limited Partnership Interest; provided, that where the assignee thereof has been approved by the General Partners for admission to the Partnership as a substituted Limited Partner, the Power of Attorney survives the delivery of such assignment for the sole purpose of enabling the General Partners to execute, acknowledge and file any instrument necessary to effect such substitution.

                                    ARTICLE 3
                              THE GENERAL PARTNERS

     3.1 Authority of the General Partners. The General Partners shall have all of the rights and powers of a partner in a general partnership, except as otherwise provided herein.

     3.2 General Management Authority of the General Partners. Except as expressly provided herein, the General Partners shall have sole and complete charge of the affairs of the Partnership and shall operate its business for the benefit of all Partners. Each of the General Partners, acting alone or together, shall have the authority to act on behalf of the Partnership as to any matter for which the action or consent of the General Partners is required or permitted. Without limitation upon the generality of the foregoing, the General Partners shall have the specific authority:

     (a) To expend Partnership funds in furtherance of the business of the Partnership and to acquire and deal with assets upon such terms as they deem advisable, from affiliates and other persons;

     (b) To determine the terms of the offering of Units, including the right to increase the size of the offering or offer additional securities, the amount for discounts allowable or commissions to be paid and the manner of complying with applicable law;

     (c) To employ, at the expense of the Partnership, such agents, employees, independent contractors, attorneys and accountants as they deem reasonable and necessary;

     (d) To effect necessary insurance for the proper protection of the Partnership, the General Partners or Limited Partners;

     (e) To pay, collect, compromise, arbitrate, or otherwise adjust any and all claims or demands against the Partnership;

     (f) To bind the Partnership in all transactions involving the Partnership's property or business affairs, including the execution of all loan documents and the sale of notes and to change the Partnership's investment objectives, notwithstanding any other provision of this Agreement; provided, however, the General Partners may not, without the consent of a Majority of the Limited Partners, sell or exchange all or substantially all of the Partnership's assets, as those terms are defined in Section 9.1 below;

     (g) To amend this Agreement with respect to the matters described in Subsections 12.4(a) through (k) below;

     (h) To determine the accounting method or methods to be used by the Partnership, which methods may be changed at any time by written notice to all Limited Partners;

     (i) To open accounts in the name of the Partnership in one or more banks, savings and loan associations or other financial institutions, and to deposit Partnership funds therein, subject to withdrawal upon the signature of the General Partners or any person authorized by him;

     (j) To borrow funds for the purpose of making Mortgage Investments, provided that the amount of borrowed funds does not exceed fifty percent (50%) of the Partnership's Mortgage Investment portfolio and in connection with such borrowings, to pledge or hypothecate all or a portion of the assets of the Partnership as security for such loans; and

     (k) To invest the reserve funds of the Partnership in cash, bank accounts, certificates of deposits, money market accounts, short-term bankers acceptances, publicly traded bond funds or any other liquid assets.

     3.3 Limitations. Without a written consent of or ratification by all Limited Partners, the General Partners shall have no authority to do any act prohibited by law; or to admit a person as a Limited Partner other than in accordance with the terms of this Agreement.

     3.4 No Personal Liability. The General Partners shall have no personal liability for the original invested capital or any Limited Partner or to repay the Partnership any portion or all of any negative balance in their capital accounts, except as otherwise provided in Article 4.

     3.5 Compensation to General Partners. The General Partners shall be entitled to be compensated and reimbursed for expenses incurred in performing its management functions in accordance with the provisions of Article 10 thereof, and may receive compensation from parties other than the Partnership.

     3.6 Fiduciary Duty. The General Partners shall have the fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, and they shall not employ such funds or assets in any manner except for the exclusive benefit of the Partnership.

     3.7 Allocation of Time to Partnership Business. The General Partner shall not be required to devote full time to the affairs of the Partnership, but shall devote whatever time, effort and skill they deem to be reasonably necessary for the conduct of the Partnership's business. The General Partners may engage in any other businesses or activities, including businesses related to or competitive with the Partnership.

     3.8 Assignment by a General Partner. A General Partner's interest in income, losses and distributions of the Partnership shall be assignable at the discretion of a General Partner, which, if made, may be converted, at a General Partner's option, into a limited partnership interest to the extent of the assignment.

     3.9 Partnership Interest of General Partners. The General Partners shall be allocated a total of one percent (1%) of all items of Partnership income, gains, losses, deductions and credits as described in Section 5.1 below, which shall be shared equally among them.

     3.10 Removal of General Partners. A General Partner may be removed upon the following conditions:

     (a) By written consent of a majority of the Limited Partners. Limited Partners may exercise such right by presenting to the General Partner a notice, with their acknowledge signatures thereon, to the effect that the General Partner is removed; the notice shall set forth the grounds for removal and the date on which removal is become effective;

     (b) Concurrently with such notice or within thirty (30) days thereafter by notice similarly given, a majority of the Limited Partners may also designate a successor as General Partner;

     (c) Substitution of a new General Partner, if any, shall be effective upon written acceptance of the duties and responsibilities of a general partner by the new General Partner. Upon effective substitution of a new General Partner, this Agreement shall remain in full force and effect, except for the change in the General Partner, and business of the Partnership shall be continued by the new General Partner. The new General Partner shall thereupon execute, file and record an amendment to the Certificate of Limited Partnership in the manner required by law.

     (d) Failure of the Limited Partners giving notice of removal to designate a new General Partner within the time specified herein or failure of the new General Partner so designated to execute written acceptance of the duties and responsibilities of a General Partner hereunder within ten (10) days after such designation shall dissolve and terminate the Partnership, unless the business of the Partnership is continued by the remaining General Partners, if any.

     In the event that all of the General Partners are removed, no other General Partners are elected, the Partnership is liquidated and Redwood Mortgage is no longer receiving payments for services rendered, the debt on the Formation Loan shall be forgiven by the Partnership and Redwood Mortgage will be immediately released from any further obligation under the Formation Loan.

     3.11 Commingling of Funds. The funds of the Partnership shall not be commingled with funds of any other person or entity.

     3.12 Right to Rely on General Partners. Any person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the General Partners as to:

     (a) The identity of any General Partner or Limited Partner;

     (b) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a General Partner or which are in any further manner germane to the affairs of the Partnership;

     (c) The persons who are authorized to execute and deliver any instrument or document of the Partnership; or

     (d) Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

     3.13 Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions which any General Partner may take and all determinations which any General Partner may take and all determinations which any General Partners may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such General Partner.

     3.14 Merger or Reorganization of the General Partners. The following is not prohibited and will not cause a dissolution of the Partnership: (a) a merger or reorganization of the General Partners or the transfer of the ownership interest of the General Partners; and (b) the assumption of the rights and duties of the General Partners by the transferee of the rights and duties of the General Partners by the transferee entity so long as such transferee is an affiliate under the control of the General Partners.

     3.15 Dissenting Limited Partners' Rights. If the Partnership participates in any acquisition of the Partnership by another entity, any combination of the Partnership with another entity through a merger or consolidation, or any conversion of the Partnership into another form of business entity through (such as a corporation) that requires the approval of the outstanding limited partnership interest, the result of which would cause the other entity to issue securities to the Limited Partners, then each Limited Partner who does not approve of such reorganization (the "Dissenting Limited Partner") may require the Partnership to purchase for cash, at its fair market value, the interest of the Dissenting Limited Partner in the Partnership in accordance with Section 15679.2 of the California Corporations Code. The Partnership, however, may itself convert to another form of business entity (such as a corporation, trust or association) if the conversion will not result in a significant adverse change in (i) the voting rights of the Limited Partners, (ii) the termination date of the Partnership (currently, December 31, 2032, unless terminated earlier in accordance with the Partnership Agreement), (iii) the compensation payable to the General Partners or their Affiliates, or (iv) the Partnership's investment objectives.

     The General Partners will make the determination as to whether or not any such conversion will result in a significant adverse change in any of the provisions listed in the preceding paragraph based on various factors relevant at the time of the proposed conversion, including an analysis of the historic and projected operations of the Partnership; the tax consequences (from the standpoint of the Limited Partners) of the conversion of the Partnership to another form of business entity and of an investment in a limited partnership as compared to an investment in the type of business entity into which the Partnership would be converted; the historic and projected operating results of the Partnership's Mortgage Investments, and the then-current value and marketability of the Partnership's Mortgage Investments. In general, the General Partners would consider any material limitation on the voting rights of the Limited Partners or any substantial increase in the compensation payable to the General Partners or their Affiliates to be a significant adverse change in the listed provisions.

     3.16 Exculpation and Indemnification. The General Partners shall have no liability whatsoever to the Partnership or to any Limited Partner, so long as a General Partner determined in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Partnership, and such loss or liability did not result from the gross negligence or gross misconduct of the General Partner being held harmless. The General Partners or any Partnership employee or agent shall be entitled to be indemnified by the Partnership, at the expense of the Partnership, against any loss or liability (including attorneys' fees, which shall be paid as incurred) resulting from assertion of any claim or legal proceeding relating to the activities of the Partnership, including claims, or legal proceedings brought by a third party or by Limited Partners, on their own behalf or as a Partnership derivative suit, so long as the party to be indemnified determined in good faith that the course of conduct which gave rise to such claim or proceeding was in the best interests of the Partnership and such course of conduct did not constitute gross negligence or gross misconduct; provided, however, any such indemnification shall only be recoverable out of the assets of the Partnership and not from Limited Partners. Nothing herein shall prohibit the Partnership from paying in whole or in part the premiums or other charge for any type of indemnity insurance by which the General Partners or other agents or employees of the Partnership are indemnified or insured against liability or loss arising out of their actual or asserted misfeasance or nonfeasance in the performance of their duties or out of any actual or asserted wrongful act against the Partnership including, but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. Notwithstanding the foregoing, neither the General Partners nor their affiliates shall be indemnified for any liability imposed by judgment (including costs and attorneys' fees) arising from or out of a violation of state or federal securities laws associated with the offer and sale of Units offered hereby. However, indemnification will be allowed for settlements and related expenses of lawsuits alleging securities law violations and for expenses incurred in successfully defending such lawsuits provided that (a) a court either approves indemnification of litigation costs if the General Partners are successful in defending the action; or (b) the settlement and indemnification is specifically approved by the court of law which shall have been advised as to the current position of the Securities and Exchange Commission (as to any claim involving allegations that the Securities Act of 1933 was violated) and California Commissioner of Corporations or the applicable state authority (as to any claim involving allegations that the applicable state's securities laws were violated).

                                    ARTICLE 4
                   CAPITAL CONTRIBUTIONS; THE LIMITED PARTNERS

     4.1 Capital Contribution by General Partners. The General Partners, collectively, shall contribute to the Partnership an amount in cash equal to 1/10 of 1% of the aggregate capital contributions of the Limited Partners.

     4.2 Other Contributions.

     (a) Capital Contribution by Initial Limited Partner. Upon the execution of this Agreement, the Initial Limited Partner made a cash capital contribution to the Partnership of $1,000. Upon the admission of additional Limited Partners to the Partnership pursuant to Section 4.2(b) of this Agreement, the Partnership promptly refunded to the Initial Limited Partner its $1,000 capital contribution and upon receipt of such sum the Initial Limited Partner was withdrawn from the Partnership as its Initial Limited Partner.

     (b) Capital Contributions of Existing Limited Partners. The Existing Limited Partners have contributed in the aggregate to the capital of the Partnership an amount equal to $12,350,741 as of June 30, 1996.

     (c) Capital Contributions of New Limited Partners. The New Limited Partners shall contribute to the capital of the Partnership an amount equal to one hundred dollars ($100) for each Unit subscribed for by each such New Limited Partners, with a minimum subscription of twenty (20) Units per Limited Partner (including subscriptions from entities of which such limited partner is the sole beneficial owner). The total additional capital contributions of the New Limited Partners will not exceed $30,000,000.

     (d) Escrow Account. No escrow account will be established and all proceeds from the sale of Units will be remitted directly to the Partnership.

     Subscription Agreements shall be accepted or rejected within 30 days of their receipt. All subscription monies deposited by persons whose subscriptions are rejected shall be returned to such subscribers forthwith after such rejection without interest. The public offering of Units shall terminate one year from the effective date of the Prospectus unless fully subscribed at an earlier date or terminated on an earlier date by the General Partners, or unless extended by the General Partners for two additional one year periods.

     (e) Subscription Account. Subscriptions received after the activation of the Partnership will be deposited into a subscription account at a federally insured commercial bank or other depository and invested in short-term certificates of deposit, a money market or other liquid asset account. Prospective investors whose subscriptions are accepted will be admitted into the Partnership only when their subscription funds are required by the Partnership to fund a Mortgage Investment, or the Formation Loan, to create appropriate reserves or to pay organizational expenses or other proper Partnership purposes. During the period prior to admittance of investors as Limited Partners, proceeds from the sale of Units are irrevocable, and will be held by the General Partners for the account of Limited Partners in the subscription account. Investors' funds will be transferred from the subscription account into the Partnership on a first-in, first-out basis. Upon admission to the Partnership, subscription funds will be released to the Partnership and Units will be issued at the rate of $100 per unit or fraction thereof. Interest earned on subscription funds while in the subscription account will be returned to the subscriber, or if the subscriber elects to compound earnings, the amount equal to such interest will be added to his investment in the Partnership, and the number of Units actually issued shall be increased accordingly. In the event only a portion of a subscribing Limited Partner's funds are required, then all funds invested by such subscribing Limited Partners at the same time shall be transferred. Any subscription funds remaining in the subscription account after the expiration of one (1) year from the date any such subscription funds were first received by the General Partners shall be returned to the subscriber.

     (f) Admission of Limited Partners. Subscribers shall be admitted as Limited Partners when their subscription funds are required by the Partnership to fund a Mortgage Investment, or the Formation Loan, to create appropriate reserves or to pay organizational expenses, as described in the Prospectus. Subscriptions shall be accepted or rejected by the General Partners on behalf of the Partnership within 30 days of their receipt. Rejected subscriptions and monies shall be returned to subscribers forthwith.

     The Partnership shall amend Schedule A to the Limited Partnership Agreement from time to time to effect the substitution of substituted Limited Partners in the case of assignments, where the assignee does not become a substituted Limited Partner, the Partnership shall recognize the assignment not later than the last day of the calendar month following acceptance of the assignment by the General Partners.

     No person  shall be admitted as a Limited  Partner who has not executed and filed with the Partnership the subscription form specified in the Prospectus used in connection with the public offering, together with such other documents and instruments as the General Partners may deem necessary or desirable to effect such admission, including, but not limited to, the execution, acknowledgment and delivery to the General Partners of a power of attorney in form and substance as described in Section 2.8 hereof.

     (g) Names, Addresses, Date of Admissions, and Contributions of Limited Partners. The names, addresses, date of admissions and Capital Contributions of the Limited Partners shall be set forth in Schedule A attached hereto, as amended from time to time, and incorporate herein by reference.

     4.3 Election to Receive Monthly, Quarterly or Annual Cash Distributions. Upon subscription for Units, a subscribing Limited Partner must elect whether to receive monthly, quarterly or annual cash distributions from the Partnership or to receive additional Units in lieu of cash distributions. If the Limited Partner initially elects to receive monthly, quarterly or annual distributions, such election, once made, is irrevocable. However, a Limited Partner may change his election regarding whether he wants to receive such distributions on a monthly, quarterly or annual basis. If the Limited Partner initially elects to receive additional Units in lieu of cash distributions, he may after three (3) years, change his election and receive monthly, quarterly or annual cash distributions. Earnings allocable to Limited Partners who elect to receive additional Units will be retained by the Partnership for making further Mortgage Investments or for other proper Partnership purposes, and such amounts will be added to such Limited Partners' Capital Accounts. The Earnings from such further Mortgage Investments will be allocated among all Partners; however, Limited
Partners who elect to receive additional Units will be credited with an increasingly larger proportionate share of such Earnings than Limited Partners who receive monthly, quarterly or annual distributions since, Limited Partners' Capital Accounts who elect to receive additional Units will increase over time. Annual distributions will be made after the calendar year.

     4.4 Interest. No interest shall be paid on, or in respect of, any contribution to Partnership Capital by any Partner, nor shall any Partner have the right to demand or receive cash or other property in return for the Partner's Capital Contribution.

     4.5 Loans. Any Partner or Affiliate of a Partner may, with the written consent of the General Partners, lend or advance money to the Partnership. If the General Partners or, with the written consent of the General Partners, any Limited Partner shall make any loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Partnership, but shall be a debt due from the Partnership. The amount of any such loan or advance by a lending Partner or an Affiliate of a Partner shall be repayable out of the Partnership's cash and shall bear interest at a rate of not in excess of the greater of (i) the prime rate established, from time to time, by any major bank selected by the General Partners for loans to the bank's most creditworthy commercial borrowers, plus 5% per annum, or (ii) the maximum rate permitted by law. None of the Partners or their Affiliates shall be obligated to make any loan or advance to the Partnership.

     4.6 No Participation in Management. Except as expressly provided herein, the Limited Partners shall take no part in the conduct or control of the Partnership business and shall have no right or authority to act for or bind the Partnership;

     4.7 Rights and Powers of Limited Partners. In addition to the matters described in Section 3.10 above, the Limited Partners shall have the right to vote upon and take any of the following actions upon the approval of a Majority of the Limited Partners, without the concurrence of the General Partners.

     (a) Dissolution and termination of the Partnership prior to the expiration of the term of the Partnership as stated in Section 2.7 above

     (b) Amendment of this  Agreement,  subject to the  limitations set forth in
Section 12.4;

     (c) Disapproval of the sale of all or substantially all the assets of the Partnership (as defined in Subsection 9.1(c) below); or

     (d) Removal of the General Partners and election of a successor, in the manner and subject to the conditions described in Section 3.10 above.

     Except as expressly set forth above or otherwise provided for in this Agreement, the Limited Partners shall have no other rights as set forth in the California Act.

     4.8 Meetings. The General Partners, or Limited Partners representing ten percent (10%) of the outstanding Limited Partnership Interests, may call a meeting of the Partnership and, if desired, propose an amendment to this Agreement to be considered at such meeting. If Limited Partners representing the requisite Limited Partnership Interests present to the General Partners a statement requesting a Partnership meeting, the General Partners shall fix a date for such meeting and shall, within twenty (20) days after receipt of such statement, notify all of the Limited Partners of the date of such meeting and the purpose for which it has been called. Unless otherwise specified, all meetings of the Partnership shall be held at 2:00 P.M. at the office of the Partnership, upon not less than ten (10) and not more than sixty (60) days written notice. At any meeting of the Partnership, Limited Partners may vote in person or by proxy. A majority of the Limited Partners, present in person or by proxy, shall constitute a quorum at any Partnership meeting. Any question relating to the Partnership which may be considered and acted upon by the Limited Partners hereunder may be considered and acted upon by vote at a Partnership meeting, and any consent required to be in writing shall be deemed given by a vote by written ballot. Except as expressly provided above, additional meeting and voting procedures shall be in conformity with Section 1563 of the California Corporations Code, as amended.

     4.9 Limited Liability of Limited Partners. Units are non-assessable, and no Limited Partner shall be personally liable for any of the expenses, liabilities, or obligations of the Partnership or for any of the losses thereof beyond the amount of such Limited Partners' capital contribution to the Partnership and such Limited Partners' share of any undistributed net income and gains of the Partnership, provided, that any return of capital to Limited Partners (plus interest at the legal rate on any such amount from the date of its return) will remain liable for the payment of Partnership debts existing on the date of such return of capital; and, provided further, that such Limited Partner shall be obligated upon demand by the General Partners to pay the Partnership cash equal to the amount of any deficit remaining in his Capital Account upon winding up and termination of the Partnership.

     4.10 Representation of Partnership. Each of the Limited Partners hereby acknowledges and agrees that the attorneys representing the Partnership and the General Partners and their Affiliates do not represent and shall not be deemed under the applicable codes of professional responsibility to have represented or be representing any or all of the Limited Partners in any respect at any time. Each of the Limited Partners further acknowledges and agrees that such attorneys shall have no obligation to furnish the Limited Partners with any information or documents obtained, received or created in connection with the representation of the Partnership, the General Partners and/or their Affiliates.

                                    ARTICLE 5
                     PROFITS AND LOSSES; CASH DISTRIBUTIONS

     5.1 Income and Losses. All Income and Losses of the Partnership shall be credited to and charged against the Partners in proportion to their respective "Partnership Interests", as hereafter defined. The Partnership Interest of the General Partners shall at all times be a total of one percent (1%), to be shared equally among them and the Partnership Interest of the Limited Partners collectively shall be ninety-nine percent (99%), which shall be allocated among them according to their respective Limited Partnership Interests. Income and Losses realized by the Partnership during any month shall be allocated to the Partners as of the close of business on the last day of each calendar month, in accordance with their respective Limited Partnership Interests and in proportion to the number of days during such month that they owned such Limited Partnership Interests, without regard to Income and Losses realized with respect to time periods within such month.

     5.2 Cash Earnings. Earnings as of the close of business on the last day of each calendar month shall be allocated among the Partners in the same proportion as Income and Losses as described in Section 5.1 above. Earnings allocable to those Limited Partners who elect to receive cash distributions as described below shall be distributed to them in cash as soon as practicable after the end of each calendar month. The General Partners' allocable share of Earnings shall also be distributed concurrently with cash distributions to Limited Partners. Earnings allocable to those Limited Partners who elected to receive additional Units shall be retained by the Partnership and credited to their respective Capital Accounts as of the first day of the succeeding calendar month. Earnings to Limited Partners shall be distributed only to those Limited Partners who elect in writing, upon their initial subscription for the purchase of Units or after three (3) years to receive such distributions during the term of the Partnership. Each Limited Partner's decision whether to receive such distributions shall be irrevocable, except as set forth in paragraph 4.3 above.

     5.3 Cash Distributions Upon Termination. Upon dissolution and termination of the Partnership, Cash Available for Distribution shall thereafter be distributed to Partners in accordance with the provisions of Section 9.3 below.

     5.4 Special Allocation Rules.

     (a) For purposes of this Agreement, a loss or allocation (or item thereof) is attributable to non-recourse debt which is secured by Partnership property to the extent of the excess of the outstanding principal balance of such debt (excluding any portion of such principal balance which would not be treated as an amount realized under Internal Revenue Code Section 1001 and Paragraph (a) of
Section 1.1001-2 if such debt were foreclosed upon over the adjusted basis of such property. This excess is herein defined as "Minimum Gain (whether taxable as capital gain or as ordinary income) as more explicitly set forth in Treasury Regulation T.704 l(b)(4)(iv)(c). Notwithstanding any other provision of Article V, the allocation of loss or deduction (or item thereof, attributable to non-recourse debt which is secured by Partnership property will be allowed only to the extent that such allocation does not cause the sum of the deficit capital account balances of the Limited Partners receiving such allocations to exceed the minimum gain determined at the end of the Partnership able year to which the allocations relate. The balance of such losses shall be allocated to the General Partners. Any Limited Partner with a deficit capital account balance resulting in whole or in part from allocations of loss or deduction (or item thereof) attributable to non-recourse debt which is secured by Partnership property shall, to the extent possible, be allocated income or gain (or item thereof) in an amount not less than the minimum gain at a time no later than the time at which the minimum gain is reduced below the sum if such deficit capital account balances. This section is intended and shall be interpreted to comply with the requirements of Treasury Regulation Section 1.704-l(b)(4)(iv)(e).

     (b) In the event any Limited Partner receives any adjustments, allocations or distributions, not covered by Section 75.4(a), so as to result in a deficit capital account, items of Partnership income and gain shall be specially allocated to such Limited Partners in an amount and manner sufficient to eliminate the deficit balances in their Capital Accounts created by such adjustments, allocations or distributions as quickly as possible. This Section shall operate a qualified income offset as utilized in Treasury Regulation
Section 1.704-1(b)(23)(ii)(d).

     (c) Syndication expenses for any fiscal year or other period shall be specially allocated to the Limited Partners in proportion to their Units, provided that if additional Limited Partners are admitted to the Partnership on different dates, all Syndication Expenses shall be divided among the Persons who own Units from time to time so that, to the extent possible, the cumulative Syndication Expenses allocated with respect to each Unit at any time is the same amount. In the event the General Partners shall determine that such result is not likely to be achieved through future allocations of Syndication Expenses, the General Partners may allocate a portion of Net Income or Losses so as to achieve the same effect on the Capital Accounts of the Unit Holders, notwithstanding any other provision of this Agreement.

     (d) For purposes of determining the Net Income, Net Losses, or any other items allocable to any period, Net Income, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partners using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

     (e) Notwithstanding Section 5.1 and 5.2 hereof, (i) Net Losses allocable to the period prior to the admission of any additional Limited Partners pursuant to
Section 4.2(b) and (e) hereof shall be allocated 99% to the General Partners and 1% to the Initial Limited Partner and Net Income during that same period, if any, shall be allocated to the General Partners, and (ii) Profits or Losses allocable to the period commencing with the admission of any additional such Limited Partners and all subsequent periods shall be allocated pursuant to
Section 5.1.

     (f) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Net Income or Net Losses, as the case may be, for the year.

     5.5 704(c) Allocations. In accordance with Code 704(c) and the Treasury Regulations thereunder income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial fair market value.

     Any elections or other decisions relating to such allocations shall be made by the General Partners in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

     5.6 Intent of Allocations. It is the intent of the Partnership that this Agreement comply with the safe harbor test set out in Treasury Regulation Sections 1.704-1(b)(2)(ii)(D) and 1.704-l(b)(4)(iv)(D) and the requirements of those Sections, including the qualified income offset and minimum gain chargeback, which are hereby incorporated by reference. If, for whatever reasons, the Partnership is advised by counsel or its accountants that the allocation provisions of this Agreement are unlikely to be respected for federal income tax purposes, the General Partners are granted the authority to amend the allocation provisions of this Agreement, to the minimum extent deemed necessary by counsel or its accountants to effect the plan of Allocations and Distributions provided in this Agreement. The General Partners shall have the discretion to adopt and revise rules, conventions and procedures as it believes appropriate with respect to the admission of Limited Partners to reflect Partners' interests in the Partnership at the close of the years.

     5.7 Guaranteed Payment for Offering Period. The Limited Partners shall receive a guaranteed payment from the Earnings of the Partnership during the Guaranteed Payment Period. The Guaranteed Payment for Offering Period, calculated on a monthly basis, shall be equal to the greater of (i) the Partnership's Earnings or (ii) the interest rate established by the Monthly Weighted Average Cost of Funds for the 11th District Savings Institutions, as announced by the Federal Home Loan Bank of San Francisco during the last week of the preceding month, plus two points, up to a maximum interest rate of 12%. The Weighted Average Cost of Funds is derived from the interest paid on savings accounts, Federal Home Loan Bank advances, and other borrowed money adjusted for valuation in the number of days in each month. The adjustment factors are 1.086 for February, 1.024 for 30 day months and 0.981 for 31 day months. As of the date of the Prospectus the Monthly Weighted Average Cost of Funds for the 11th District as announced August 30, 1996 for the period ended May 30, 1996 and in effect until September 30, 1996 is 4.819%. The Guaranteed Payment Period is the period commencing on the day a Limited Partner is admitted to the Partnership and ending three months after the Offering Termination Date. To the extent the interest rate to be paid is in excess of the Partnership's Earnings, the Guaranteed Payment for Offering Period shall be payable by the General Partners out of a Capital Contribution, to the Partnership and/or fees payable to the General Partners or Redwood Mortgage which are lowered or waived. Amounts paid pursuant to this Section 5.7 are intended to constitute guaranteed payments within the meaning of I.R.C. Code Section 707(c) and shall not be treated as distributions for purposes of computing the recipient's Capital Accounts. In the event the Partnership is unable to make any payments required to be made pursuant to this Section 5.7, the General Partners shall promptly make additional Capital Contributions sufficient to enable the Partnership to make such payments on a timely basis; provided however, that the General Partners shall not be obligated to make such Capital Contribution if such amounts would be subject to claims of creditors such that the guaranteed payments would not be available to be made to the Limited Partners. In such event, the General Partners shall pay the interest out of its fees as set forth above.

                                    ARTICLE 6
                     BOOKS AND RECORDS, REPORTS AND RETURNS

     6.1 Books and Records. The General Partners shall cause the Partnership to keep the following:

     (a) Complete books and records of account in which shall be entered fully and accurately all transactions and other matters relating to the Partnership.

     (b) A current list setting forth the full name and last known business or residence address of each Partner which shall be listed in alphabetical order and stating his respective Capital Contribution to the Partnership and share in Profits and Losses.

     (c) A copy of the Certificate of Limited Partnership and all amendments thereto.

     (d) Copies of the Partnership's federal, state and local income tax returns and reports, if any, for the six (6) most recent years.

     (e) Copies of this Agreement, including all amendments thereto, and the financial statements of the Partnership for the three (3) most recent years.

     All such books and records shall be maintained at the Partnership's principal place of business and shall be available for inspection and copying by, and at the sole expense of, any Partner, or any Partner's duly authorized representatives, during reasonable business hours.

     6.2 Annual Statements. The General Partners shall cause to be prepared at least annually, at Partnership expense, financial statements prepared in accordance with generally accepted accounting principles and accompanied by a report thereon containing an opinion of an independent certified public accounting firm. The financial statements will include a balance sheet, statements of income or loss, partners' equity, and changes in financial position. The General Partners shall have prepared at least annually, at Partnership expense: (i) a statement of Cash Flow; (ii) Partnership information necessary in the preparation of the Limited Partners' federal and state income tax returns; (iii) a report of the business of the Partnership; (iv) a statement as to the compensation received by the General Partners and their Affiliates, during the year from the Partnership which shall set forth the services rendered or to be rendered by the General Partners and their Affiliates and the amount of fees received; and (v) a report identifying distributions from (a) Earnings of that year, (b) Earnings of prior years, (c) Working Capital Reserves and other sources, and (d) a report on the costs reimbursed to the General Partners, which allocation shall be verified by independent public accountants in accordance with generally accepted auditing standards. Copies of the financial statements and reports shall be distributed to each Limited Partner within 120 days after the close of each taxable year of the Partnership; provided, however, all Partnership information necessary in the preparation of the Limited Partners' federal income tax returns shall be distributed to each Limited Partner not later than 90 days after the close of each fiscal year of the Partnership.

     6.3 Semi-Annual Report. Until the Partnership is registered under Section 12(g) of the Securities Exchange Act of 1934, the General Partners shall have prepared, at Partnership expense, a semi-annual report covering the first six months of each fiscal year, commencing with the six-month period ending after the Initial Closing Date, and containing unaudited financial statements (balance sheet, statement of income or loss and statement of Cash Flow) and a statement of other pertinent information regarding the Partnership and its activities during the six-month period. Copies of this report shall be distributed to each Limited Partner within 60 days after the close of the six-month period.

     6.4 Quarterly Reports. The General Partners shall cause to be prepared quarterly, at Partnership Expense: (i) a statement of the compensation received by the General Partners and Affiliates during the quarter from the Partnership, which statement shall set forth the services rendered by the General Partners and Affiliates and the amount of fees received, and (ii) other relevant information. Copies of the statements shall be distributed to each Limited Partner within 60 days after the end of each quarterly period. The information required by Form 10-Q (if required to be filed with the Securities and Exchange Commission) will be supplied to each Limited Partner within 60 days of each quarterly period. If the Partnership is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, the General Partners shall cause to be prepared, at Partnership expense, a quarterly report for each of the first three quarters in each fiscal year containing unaudited financial statements (consisting of a balance sheet, a statement of income or loss and a statement of Cash Flow) and a statement of other pertinent information regarding the Partnership and its activities during the period covered by the report. Copies of the statements and other pertinent information shall be distributed to each Limited Partner within 60 days after the close of the quarter covered by the report of the Partnership. The quarterly financial statements shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Partnership or, if there is no such report, the certificate of the General Partners that the financial statements were prepared without audit from the books and records of the Partnership. Copies of the financial statements, if any, filed with the Securities and Exchange Commission shall be distributed to each Limited Partner within 60 days after the close of the quarterly period covered by the report of the Partnership.

     6.5 Filings. The General Partners, at Partnership expense, shall cause the income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities. The General Partners, at Partnership expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with those entities under then current applicable laws, rules and regulations. The reports shall be prepared by the accounting or reporting basis required by the regulatory bodies. Any Limited Partner shall be provided with a copy of any of the reports upon request without expense to him. The General Partners, at Partnership expense, shall file, with the securities administrators for the various states in which this Partnership is registered, as required by such states, a copy of each report referred to this Article VI.

     6.6 Suitability Requirements. The General Partners, at Partnership expense, shall maintain for a period of at least four years a record of the information obtained to indicate that a Limited Partner complies with the suitability standards set forth in the Prospectus.

     6.7 Fiscal Matters.

     (a) Fiscal Year. The Partnership shall adopt a fiscal year beginning on the first day of January of each year and ending on the last day of December; provided, however, that the General Partners in their sole discretion may, subject to approval by the Internal Revenue Service and the applicable state taxing authorities at any time without the approval of the Limited Partners change the Partnership's fiscal year to a period to be determined by the General Partners.

     (b) Method of Accounting. The accrual method of accounting shall be used for both income tax purposes and financial reporting purposes.

     (c) Adjustment of Tax Basis. Upon the transfer of an interest in the Partnership, the Partnership may, at the sole discretion of the General Partners, elect pursuant to Section 754 of the Internal Revenue Code of 1986, as amended, to adjust the basis of the Partnership property as allowed by Sections 734(b) and 743(b) thereof.

     6.8 Tax Matters Partner. In the event the Partnership is subject to administrative or judicial proceedings for the assessment or collection of deficiencies for federal taxes for the refund of overpayments of federal taxes arising out of a Partner's distributive share of profits, Michael R. Burwell, for so long as he is a General Partner, shall act as the Tax-Matters Partner ("TMP") and shall have all the powers and duties assigned to the TMP under Sections 6221 through 6232 of the Code and the Treasury Regulations thereunder. The Partners agree to perform all acts necessary under Section 6231 of the Code and Treasury Regulations thereunder to designate Michael R. Burwell as the TMP.

                                    ARTICLE 7
                        TRANSFER OF PARTNERSHIP INTERESTS

     7.1 Interest of General Partners. A successor or additional General Partner may be admitted to the Partnership as follows:

     (a) With the consent of all General Partners and a Majority of the Limited Partners, any General Partner may at any time designate one or more Persons to be successors to such General Partner or to be additional General Partners, in each case with such participation in such General Partner's Partnership Interest as they may agree upon, provided that the Limited Partnership Interests shall not affected thereby; provided, however, that the foregoing shall be subject to the provisions of Section 9.1(d) below, which shall be controlling in any situation to which such provisions are applicable.

     (b) Upon any sale or transfer of a General Partner's Partnership Interest, the successor General Partner shall succeed to all the powers, rights, duties and obligations of the assigning General Partner hereunder, and the assigning General Partner shall thereupon be irrevocably released and discharged from any further liabilities or obligations of or to the Partnership or the Limited Partners accruing after the date of such transfer. The sale, assignment or transfer of all or any portion of the outstanding stock of a corporate General Partner, or of any interest therein, or an assignment of a General Partner's Partnership Interest for security purposes only, shall not be deemed to be a sale or transfer of such General Partner's Partnership interest subject to the provisions of this Section 7.1.

     (c) In the event that all or any one of the initial General Partners are removed by the vote of a majority of Limited Partners and a successor or additional General Partner(s) is designated pursuant to Section 3.10, prior to a Person's admission as a successor or additional General Partner pursuant to this
Section 7.1, such Person shall execute a writing (i) acknowledging that Redwood Mortgage, an Affiliate of the General Partners, has been repaying the Formation Loans, which is discussed in Section 10.9, with the proceeds it receives from loan brokerage commissions on Mortgage Investments, fees received from the early withdrawal penalties and fees for other services paid by the Partnership, and
(ii) agreeing that if such successor or additional General Partner(s) begins using the services of another mortgage loan broker or, loan servicing agent then Redwood Mortgage shall immediately be released from all further obligations under the Formation Loans (except for a proportionate share of the principal installment due at the end of that year, prorated according to the days elapsed).

     7.2 Transfer of Limited Partnership Interest. No assignee of the whole or any portion of a Limited Partnership Interest in the Partnership shall have the right to become a substituted Limited Partner in place of his assignor, unless the following conditions are first met.

     (a) The assignor shall designate such intention in a written instrument of assignment, which shall be in a form and substance reasonably satisfactory to the General Partners;

     (b) The written consent of the General Partners to such substitution shall be obtained, which consent shall not be unreasonably withheld, but which, in any event, shall not be given if the General Partners determine that such sale or transfer may jeopardize the continued ability of the Partnership to qualify as a "partnership" for federal income tax purposes or that such sale or transfer may violate any applicable securities laws (including any investment suitability standards);

     (c) The assignor and assignee named therein shall execute and acknowledge such other instruments as the General Partners may deem necessary to effectuate such substitution, including, but not limited to, a power of attorney with provisions more fully described in Sections 2.8 and 2.9 above;

     (d) The assignee shall accept, adopt and approve in writing all of the terms and provisions of this Agreement as the same may have been amended;

     (e) Such assignee shall pay or, at the election of the General Partners, obligate himself to pay all reasonable expenses connected with such substitution, including but not limited to reasonable attorneys' fees associated therewith; and

     The Partnership has received, if required by the General Partners, a legal opinion satisfactory to the General Partners that such transfer will not violate the registration provisions of the Securities Act of 1933, as amended, which opinion shall be furnished at the Limited Partner's expense.

     7.3 Further Restrictions on Transfers. Notwithstanding any provision to the contrary contained herein, the following restrictions shall also apply to any and all proposed sales, assignments and transfer of Limited Partnership Interests, and any proposed sale, assignment or transfer in violation of same to void ab initio.

     (a) No Limited Partner shall make any transfer or assignment of all or any part of his Limited Partnership Interest if said transfer or assignment would, when considered with all other transfers during the same applicable twelve month period, cause a termination of the Partnership for federal or California state income tax purposes.

     (b) Instruments evidencing a Limited Partnership Interest shall bear and be subject to legend conditions in substantially the following forms:

     IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OR CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

     (c) No Limited Partner shall make any transfer or assignment of all or any of his Limited Partnership Interest if the General Partners determine such transfer or assignment would result in the Partnership being classified as a "publicly traded partnership" with the meaning of Section 7704(b) of the Code or any regulations or rules promulgated thereunder.

                                    ARTICLE 8
                           WITHDRAWAL FROM PARTNERSHIP

     8.1 Withdrawal by Limited Partners. No Limited Partner shall have the right to withdraw from the Partnership, receive cash distributions or otherwise obtain the return of all or any portion of his Capital Account balance for a period of one year after such Limited Partner's initial purchase of Units, except for monthly, quarterly or annual distributions of Cash Available for Distribution, if any, to which such Limited Partner may be entitled pursuant to Section 5.2 above. Withdrawal after a minimum one year holding period and before the five year holding period as set forth below shall be permitted in accordance with subsection (a) below. If a Limited Partner elects to withdraw either after the one (1) year holding period or the five (5) year withholding period, he will continue to receive distributions or have those Earnings compounded depending upon his initial election, based upon the balance of his capital account during the withdrawal period. Limited Partners may also withdraw after a five year holding period in accordance with subsection b(i) and (ii). A Limited Partner may withdraw or partially withdraw from the Partnership upon the following terms:

     (a) A Limited Partner who desires to withdraw from the Partnership after the expiration of the above referenced one year period shall give written notice of withdrawal ("Notice of Withdrawal") to the General Partners, which Notice of Withdrawal shall state the sum or percentage interests to be withdrawn. Subject to the provisions of subsections (e) and (f) below, such Limited Partner may liquidate part or all of his entire Capital Account in four equal quarterly installments beginning the quarter following the quarter in which the Notice of Withdrawal is given, provided that such notice was received thirty (30) days prior to the end of the quarter. An early withdrawal under this subsection (a) shall be subject to a 10% early withdrawal penalty applicable to the sum withdrawn as stated in the Notice of Withdrawal. The 10% penalty shall be subject to and payable upon the terms set forth in subsection (c) below.

     (b) A Limited Partner who desires to withdraw from the Partnership after the expiration of the above referenced five year period shall give written notice of withdrawal ("Notice of Withdrawal") to the General Partners, and subject to the provisions of subsections (e) and (f) below such Limited Partner's Capital Account shall be liquidated as follows:

     (i) Except as provided in subsection (b)(ii) below, the Limited Partner's Capital Account shall be liquidated in twenty (20) equal quarterly installments each equal to 5% of the total Capital Account beginning the calendar quarter following the quarter in which the Notice of Withdrawal is given, provided that such notice is received thirty (30) days prior to the end of the preceding quarter. Upon approval by the General Partners, the Limited Partner's Capital Account may be liquidated upon similar terms over a period longer than twenty
(20) equal quarterly installments.

     (ii) Notwithstanding subsection (b)(i) above, any Limited Partner may liquidate part or all of his entire outstanding Capital Account in four equal quarterly installments beginning of the calendar quarter following the preceding quarter in which Notice of Withdrawal is given, provided that such notice was received thirty (30) days prior to the end of the preceding quarter. An early withdrawal under this subsection 8.1(b)(ii) shall be subject to a 10% early withdrawal penalty applicable to any sums prior to the time when such sums could have been withdrawn pursuant to the withdrawal provisions set forth in subsection (a)(i) above.

     (c) The 10% early withdrawal penalty will be deducted pro rata from the Limited Partner's Capital Account. The 10% early withdrawal penalty will be received by the Partnership, and a portion of the sums collected as such early withdrawal penalty shall be applied by the Partnership toward the next installment(s) of principal under the Formation Loan owed to the Partnership by Redwood Mortgage, an Affiliate of the General Partners and any successor firm, as described in Section 10.9 below. This portion shall be determined by the ratio between the initial amount of the Formation Loan and the total amount of the organizational and syndication costs incurred by the Partnership in this offering of Units. The balance of such early withdrawal penalties shall be retained by the Partnership for its own account. After the Formation Loan has been paid, the 10% early withdrawal penalty will be used to pay the Continuing Servicing Fee, as set forth in Section 10.13 below. The balance of such early withdrawal penalties shall be returned by the Partnership for its own account.

     (d) Commencing with the end of the calendar month in which such Notice of Withdrawal is given, and continuing on or before the twentieth day after the end of each month thereafter, any Cash Available for Distribution allocable to the Capital Account (or portion thereof) with respect to which Notice of Withdrawal has been given shall also be distributed in cash to the withdrawing Limited Partner in the manner provided in Section 5.2 above.

     (e) During the liquidation period described in subsections 8.1(a) and (b), the Capital Account of a withdrawing Limited Partner shall remain subject to adjustment as described in Section 1.3 above. Any reduction in said Capital Account by reason of an allocation of Losses, if any, or otherwise shall reduce all subsequent liquidation payments proportionately. In no event shall any Limited Partner receive cash distributions upon withdrawal from the Partnership if the effect of such distribution would be to create a deficit in such Limited Partner's Capital Account.

     (f) Payments to withdrawing Limited Partners shall at all times be subject to the availability of sufficient cash flow generated in the ordinary course of the Partnership's business, and the Partnership shall not be required to liquidate outstanding Mortgage Investments prior to their maturity dates for the purposes of meeting the withdrawal requests of Limited Partners. For this purpose, cash flow is considered to be available only after all current Partnership expenses have been paid (including compensation to the General Partners and Affiliates) and adequate provision has been made for the payment of all monthly or annual cash distributions on a pro rata basis which must be paid to Limited Partners who elected to receive such distributions upon subscription for Units pursuant to Section 4.3 or who changed their initial election to compound Earnings as set forth in Section 4.3. Furthermore, no more than 20% of the total Limited Partners' Capital Accounts outstanding for the beginning of any calendar year shall be liquidated during any calendar year. Notwithstanding the 20% limitation, the General Partners shall have the discretion to further limit the percentage of the total Limited Partners' Capital Accounts that may be withdrawn in order to comply with any Regulations to be enacted pursuant to
Section 7704 of the Code and the safe harbor provisions set forth in Notice 88-75 to avoid the Partnership being taxed as a corporation. If Notices of Withdrawal in excess of these limitations are received by the General Partners, the priority of distributions among Limited Partners shall be determined as follows: first, to those Limited Partners withdrawing Capital Accounts according to the 20 quarter or longer installment liquidation period described under subsection (b)(i) above, then to ERISA plan Limited Partners withdrawing Capital Accounts under subsection (b)(ii) above, then to all other Limited Partners withdrawing Capital Accounts under subsection (b)(ii) above, and finally to all other Limited Partners withdrawing Capital Accounts under subsection (a) above.

     8.2 Retirement by General Partners. Any one or all of the General Partners may withdraw ("retire") from the Partnership upon not less than six (6) months written notice of the same to all Limited Partners. Any retiring General Partner shall not be liable for any debts, obligations or other responsibilities of the Partnership or this Agreement arising after the effective date of such retirement.

     8.3 Payment to Terminated General Partner. If the business of the Partnership is continued as provided in Section 9.1(d) or 9.1(e) below upon the removal, retirement, death, insanity, dissolution, or bankruptcy of a General Partner, then the Partnership shall pay to such General Partner, or his/its estate, a sum equal to such General Partner's outstanding Capital Account as of the date of such removal, retirement, death, insanity, dissolution or bankruptcy, payable in cash within thirty (30) days after such date. If the business of the Partnership is not so continued, then such General Partner shall receive from the Partnership such sums as he may be entitled to receive in the course of terminating the Partnership and winding up its affairs, as provided in
Section 9.3 below. ARTICLE 9 DISSOLUTION OF THIS PARTNERSHIP; MERGER OF THE PARTNERSHIP

     9.1 Events Causing Dissolution. The Partnership shall dissolve upon occurrence of the earlier of the following events:

     (a)  Expiration  of the term of the  Partnership  as stated in Section  2.7 above.

     (b) The affirmative vote of a majority of the Limited Partners.

     (c) The sale of all or substantially all of the Partnership's assets; provided, for purposes of this Agreement the term "substantially all of the Partnership's assets" shall mean assets comprising not less than seventy percent (70%) of the aggregate fair market value of the Partnership's total assets as of the time of sale.

     (d) The retirement, death, insanity, dissolution or bankruptcy of a General Partner unless, within ninety (90) days after any such event (i) the remaining General Partners, if any, elect to continue the business of the Partnership, or
(ii) if there are no remaining General Partners, all of the Limited Partners agree to continue the business of the Partnership and to the appointment of a successor General Partner who executes a written acceptance of the duties and responsibilities of a General Partner hereunder.

     (e) The removal of a General Partner, unless within ninety (90) days after the effective date of such removal (i) the remaining General Partners, if any, elect to continue the business of the Partnership, or (ii) if there are no remaining General Partners, a successor General Partner is approved by a majority of the Limited Partners as provided in Section 3.7 above, which successor executes a written acceptance as provided therein and elects to continue the business of the Partnership.

     (f) Any other event causing the dissolution of the Partnership under the laws of the State of California.

     9.2 Winding Up and Termination. Upon the occurrence of an event of dissolution, the Partnership shall immediately be terminated, but shall continue until its affairs have been wound up. Upon dissolution of the Partnership, unless the business of the Partnership is continued as provided above, the General Partners will wind up the Partnership's affairs as follows:

     (a) No new loans shall be made or purchased;

     (b) Except as may be agreed upon by a majority of the Limited Partners in connection with a merger or consolidation described in Sections 9.5, 9.6 or 9.7, the General Partners shall liquidate the assets of the Partnership as promptly as is consistent with recovering the fair market value thereof, either by sale to third parties or by servicing the Partnership's outstanding Mortgage Investments in accordance with their terms; provided, however, the General Partners shall liquidate all Partnership assets for the best price reasonably obtainable in order to completely wind up the Partnership's affairs within five
(5) years after the date of dissolution;

     (c) Except as may be agreed upon by a majority of the Limited Partners in connection with a merger or consolidation described in Sections 9.5, 9.6 or 9.7, all sums of cash held by the Partnership as of the date of dissolution, together with all sums of cash received by the Partnership during the winding up process from any source whatsoever, shall be distributed in accordance with Section 9.3 below.

     9.3 Order of Distribution of Assets. In the event of dissolution as provided in Section 9.1 above, the cash of the Partnership shall be distributed as follows:

     (a) All of the Partnership's debts and liabilities to persons other than Partners shall be paid and discharged;

     (b) All of the Partnership's debts and liabilities to Partners shall be paid and discharged;

     (c) The balance of the cash of the Partnership shall be distributed to the Partners in proportion to their respective outstanding Capital Accounts.

     Upon dissolution, each Limited Partner shall look solely to the assets of the Partnership for the return of his Capital Contribution, and if the Partnership assets remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return the Capital
Contribution of each Limited Partner, such Limited Partner shall have no recourse against the General Partners or any other Limited Partner. The winding-up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the General Partners. It is hereby authorized to do any and all acts and things authorized by law for these purposes. In the event of insolvency, dissolution, bankruptcy or resignation of all of the General Partners or removal of the General Partners by the Limited Partners, the winding up of the affairs of the Partnership and the distribution of its assets shall be conducted by such person or entity as may be selected by a vote of a majority of the outstanding Units, which person or entity is hereby authorized to do any and all acts and things authorized by law for such purposes.

     9.4 Compliance With Timing Requirements of Regulations. In the event the Partnership is "liquidated" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Article 9 (if such liquidation constitutes a dissolution of the Partnership) or Article 5 hereof (if it does not) to the General Partners and Limited Partners who have positive Capital Accounts in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) and (b) if the General Partners' Capital Accounts have a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such General Partners shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(3);

     9.5 Merger or Consolidation of the Partnership. The Partnership's business may be merged or consolidated with one or more limited partnerships that are Affiliates of the Partnership, provided the approval of the required percentage in interest of Partners is obtained pursuant to Section 9.6. Any such merger or consolidation may be effected by way of a sale of the assets of, or units in, the Partnership or purchase of the assets of, or units in, another limited partnership(s), or by any other method approved pursuant to Section 9.6. In any such merger or consolidation, the Partnership may be either a disappearing or surviving entity.

     9.6 Vote Required. The principal terms of any merger or consolidation described in Section 9.5 must be approved by the General Partners and by the affirmative vote of a Majority of the Limited Partners.

     9.7 Sections Not Exclusive. Sections 9.5 and 9.6 shall not be interpreted as setting forth the exclusive means of merging or consolidating the Partnership in the event that the California Revised Limited Partnership Act, or any successor statute, is amended to provide a statutory method by which the Partnership may be merged or consolidated.


                                   ARTICLE 10
                      TRANSACTIONS BETWEEN THE PARTNERSHIP,
                       THE GENERAL PARTNERS AND AFFILIATES

     10.1 Loan Brokerage Commissions. The Partnership will enter into Mortgage Investment transactions where the borrower has employed and agreed to compensate the General Partners or an Affiliate of the General Partners to act as a broker in arranging the loan. The exact amount of the Loan Brokerage Commissions are negotiated with prospective borrowers on a case by case basis. It is estimated that such commissions will be approximately three percent (3%) to six percent (6%) of the principal amount of each Mortgage Investment made during that year. The Loan Brokerage Commissions shall be capped at 4% of the Partnership's total assets per year.

     10.2 Loan Servicing Fees. A General Partner or an Affiliate of a General Partner may act as servicing agent with respect to all Mortgage Investments, and in consideration for such collection efforts he/it shall be entitled to receive a monthly servicing fee up to one-eighth of one percent (.125%) of the total unpaid principal balance of each Mortgage Investment serviced, or such higher amount as shall be customary and reasonable between unrelated Persons in the geographical area where the property securing the Mortgage Investment is located. The General Partners or an Affiliate may lower such fee for any period of time and thereafter raise it up to the limit set forth above.

     10.3 Escrow and Other Loan Processing Fees. The General Partners or an Affiliate of a General Partner may act as escrow agent for Mortgage Investments made by the Partnership, and may also provide certain document preparation, notarial and credit investigation services, for which services the General Partners shall be entitled to receive such fees as are permitted by law and as are generally prevailing in the geographical area where the property securing the Mortgage Investment is located.

     10.4 Asset Management Fee. The General Partners shall receive a monthly fee for managing the Partnership's Mortgage Investment portfolio and general business operations in an amount up to 1/32 of one percent (.03125%) of the total "net asset value" of all Partnership assets (as hereafter defined), payable on the first day of each calendar month until the Partnership is finally wound up and terminated. "Net asset value" shall mean total Partner's capital, determined in accordance with generally accepted accounting principles as of the last day of the preceding calendar month. The General Partners, in their discretion, may lower such fee for any period of time and thereafter raise it up to the limit set forth above.

     10.5 Reconveyance Fees. The General Partners may receive a fee from a borrower for reconveyance of a property upon full payment of a loan in an amount as is generally prevailing in the geographical area where the property is located.

     10.6 Assumption Fees. An Affiliate of the General Partners may receive a fee payable by a borrower for assuming a loan in an amount equal to a percentage of the loan or a set fee.

     10.7 Extension Fee. An Affiliate of the General Partners may receive a fee payable by a borrower for extending the loan period in an amount equal to a percentage of the loan.

     10.8 Prepayment and Late Fees. Any prepayment and late fees collected by an Affiliate of the General Partners in connection with Mortgage Investments shall be paid by the Affiliate to the Partnership.

     10.9 Formation Loans to Affiliate of General Partners. The Partnership may lend to Redwood Mortgage, an Affiliate of the General Partners, a sum not to exceed 10% of the total amount of Capital Contributions to the Partnership by the Limited Partners, the proceeds of which shall be used solely for the purpose of paying selling commissions (not including the Continuing Servicing Fee) and all amounts payable in connection with unsolicited orders received by the General Partners. The Formation Loans shall be unsecured and shall be evidenced by a non-interest bearing promissory note executed by Redwood Mortgage in favor of the Partnership. The First Formation Loan will be repaid in ten (10) equal annual installments of principal without interest, commencing on December 31 of the year in which the offering terminates. The Second Formation Loan will be repaid as follows: Upon the commencement of this offering, Redwood Mortgage shall make annual installments of one-tenth of the principal balance of the Formation loan as of December 31 of each year. Such payment shall be due and payable by December 31 of the following year with the first payment due by December 31, 1997 assuming this offering commences in 1996. The principal balance of the Second Formation Loan will increase as additional sales of Units are made each year. The amount of the annual installment payment to be made by Redwood Mortgage during the offering stage, will be determined by the principal balance of the Second Formation Loan on December 31 of each year. Upon the completion of this offering the balance of the Second Formation Loan will be repaid in ten (10) equal annual installments of principal, without interest, commencing on December 31 of the year following the year the offering terminates. Redwood Mortgage at its option may prepay all or any part of the Formation Loans. Redwood Mortgage will repay the Formation Loans principally from loan brokerage commissions earned on Mortgage Investments, early withdrawal penalties and other fees paid by the Partnership. Since Redwood Mortgage will use the proceeds from loan brokerage commissions on Mortgage Investments to repay the Formation Loans, if all or any one of the initial General Partners is removed as a General Partner by the vote thereafter designated, and if such successor or additional General Partner(s) begins using any other loan brokerage firm for the placement of Mortgage Investments, Redwood Mortgage will be immediately released from any further obligation under the Formation Loans (except for a proportionate share of the principal installment due at the end of that year, pro rated according to the days elapsed.) In addition, if all of the General Partners are removed, no successor General Partners are elected, the Partnership is liquidated and Redwood Mortgage is no longer receiving any payments for services rendered, the debt on the Formation Loans shall be forgiven and Redwood Mortgage will be immediately released from any further obligations under the Formation Loans.

     10.10 Sale of Mortgage Investments and Loans Made to General Partners or Affiliates. The Partnership may sell existing Mortgage Investments to the General Partners or their Affiliates, but only so long as the Partnership receives net sales proceeds from such sales in an amount equal to the total unpaid balance of principal, accrued interest and other charges owing under such Mortgage Investment, or the fair market value of such Mortgage Investment, whichever is greater. Notwithstanding the foregoing, the General Partners shall be under no obligation to purchase any Mortgage Investment from the Partnership or to guarantee any payments under any Mortgage Investment. Generally, Mortgage Investments will not be made to the General Partners or their Affiliates. However, the Partnership may make the Formation Loans to Redwood Mortgage and may in certain limited circumstances, loan funds to Affiliates to purchase real estate owned by the Partnership as a result of foreclosure.

     10.11 Purchase of Mortgage Investments from General Partners or Affiliates. The Partnership may purchase existing Mortgage Investments from the General Partners or Affiliates, provided that the following conditions are met:

     (a) At the time of purchase the borrower shall not be in default under the Mortgage Investment;

     (b) No brokerage commissions or other compensation by way of premiums or discounts shall be paid to the General Partners or their Affiliates by reason of such purchase; and

     (c) If such Mortgage Investment was held by the seller for more than 180 days, the seller shall retain a ten percent (10%) interest in such Mortgage Investment.

     10.12 Interest. Redwood Mortgage shall be entitled to keep interest if any, earned on the Mortgage Investments between the date of deposit of borrower's funds into Redwood Mortgage's trust account and date of payment of such funds by Redwood Mortgage.

     10.13 Sales Commissions; Continuing Servicing Fee. The Units are being offered to the public on a best efforts basis through the Participating Broker-Dealers. The Participating Broker-Dealers may receive commissions under one of the two following options: (i) at the rate of either 5% or 9% (depending upon the investor's election to receive cash distributions or to compound earnings in the Partnership) of the Gross Proceeds on all of their sales; or
(ii) at the rate of 4% or 7% (depending upon the investor's election to receive cash distributions or to compound earnings in the Partnership) of the Gross Proceeds on all of their sales together with the Continuing Servicing Fee. The Continuing Servicing Fee is equal to one quarter of one percent (0.25% payable annually in quarterly installments) of a Partner's Capital Account. In the event the Partnership receives any unsolicited orders directly from an investor who did not utilize the services of a Participating Broker Dealer, Redwood Mortgage through the Formation Loans will pay to the Partnership an amount equal to the amount of the sales commissions otherwise attributable to a sale of a Unit through a Participating Broker Dealer assuming no Continuing Servicing Fee is paid. The Partnership will in turn credit such amounts received from Redwood Mortgage to the account of the Investor who placed the unsolicited order.

     Sales commissions will not be paid by the Partnership out of the offering proceeds. All sales commissions will be paid by Redwood Mortgage, an affiliate of the General Partners, which will also act as the mortgage loan broker for all Mortgage Investments as set forth in Section 10.7 above. The Continuing Servicing Fee will be paid by Redwood Mortgage, but will not be included in the Formation Loans. The Partnership will loan to Redwood Mortgage funds in an amount equal to the sales commissions (not including any Continuing Servicing
Fees) and all amounts payable in connection with unsolicited sales by the General Partners, as a Formation Loan. Units may also be offered or sold directly by the General Partners for which they will receive no sales commissions. The Partnership shall reimburse Participating Broker-Dealers for bona fide due diligence expenses in an amount up to .5% of the Gross Proceeds.

     10.14 Reimbursement. The Partnership shall reimburse the General Partners or their Affiliates for the actual cost to the General Partners or their Affiliates (or pay directly the cost) of goods and materials used for or by the Partnership and obtained from entities unaffiliated with the General Partners or their Affiliates. The Partnership shall also pay or reimburse the General Partners or their Affiliates for the cost of administrative services necessary to the prudent operation of the Partnership, provided that such reimbursement will be at the lower of (A) the actual cost to the General Partners or their Affiliates of providing such services, or (B) 90% of the amount the Partnership would be required to pay to non affiliated persons rendering similar services in the same or comparable geographical location. The cost of administrative services as used in this subsection shall mean the pro rata cost of personnel, including an allocation of overhead directly attributable to such personnel, based on the amount of time such personnel spent on such services, or other method of allocation acceptable to the program's independent certified public accountant.

     10.15 Non-reimbursable Expenses. The General Partners will pay and will not be reimbursed by the Partnership for any general or administrative overhead incurred by the General Partners in connection with the administration of the Partnership which is not directly attributable to services authorized by Sections 10.15 or 10.17.

     10.16 Operating Expenses. Subject to Sections 10.15 and 10.16 all expenses of the Partnership shall be billed directly to and paid by the Partnership which may include, but are not limited to: (i) all salaries, compensation, travel expenses and fringe benefits of personnel employed by the Partnership and involved in the business of the Partnership. including persons who may also be employees of the General Partners or Affiliates of the General Partners, but excluding control persons of either the General Partners or Affiliates of the General Partners, (ii) all costs of borrowed money, taxes and assessments on Partnership properties foreclosed upon and other taxes applicable to the Partnership, (iii) legal, audit, accounting, and brokerage fees, (iv) printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and recording of documents evidencing ownership of an interest in the Partnership or in connection with the business of the Partnership, (v) fees and expenses paid to leasing agents, consultants, real estate brokers, insurance brokers, and other agents, (vi) costs and expenses of foreclosures, insurance premiums, real estate brokerage and leasing commissions and of maintenance of such property, (vii) the cost of insurance as required in connection with the business of the Partnership, (viii) expenses of organizing, revising, amending, modifying or terminating the Partnership, (ix) expenses in connection with Distributions made by the Partnership, and communications, bookkeeping and clerical work necessary in maintaining relations with the Limited Partners and outside parties, including the cost of printing and mailing to such persons certificates for Units and reports of meetings of the Partnership, and of preparation of proxy statements and solicitations of proxies in connection therewith, (x) expenses in connection with preparing and mailing reports required to be furnished to the Limited Partners for investor, tax reporting or other purposes, or other reports to the Limited Partners which the General Partners deem to be in the best interests of the Partnership, (xi) costs of any accounting, statistical or bookkeeping equipment and services necessary for the maintenance of the books and records of the Partnership including, but not limited to, computer services and time, (xii) the cost of preparation and dissemination of the information relating to potential sale, refinancing or other disposition of Partnership property, (xiii) costs incurred in connection with any litigation in which the Partnership is involved, as well as in the examination, investigation or other proceedings conducted by any regulatory agency with jurisdiction over the Partnership including legal and accounting fees incurred in connection therewith. (xiv) costs of any computer services used for or by the Partnership, (xv) expenses of professionals employed by the Partnership in connection with any of the foregoing, including attorneys, accountants and appraisers. For the purposes of Sections 10.17(i), a control person is someone holding a 5% or greater equity interest in the General Partners or affiliate or a person having the power to direct or cause the direction of the General Partners or Affiliate, whether.through the ownership of voting securities, by contract or otherwise.

     10.17 Deferral of Fees and Expense Reimbursement. The General Partners may defer payment of any fee or expense reimbursement provided for herein. The amount so deferred shall be treated as a non-interest bearing debt of the Partnership and shall be paid from any source of funds available to the Partnership, including cash available for Distribution prior to the distributions to Limited Partners provided for in Article 5.

     10.18 Payment upon Termination. Upon the occurrence of a terminating event specified in Article 9 of the termination of an affiliate's agreement, any portion of any reimbursement or interest in the Partnership payable according to the provisions of this Agreement if accrued, but not yet paid, shall be paid by the Partnership to the General Partners or Affiliates in cash, within thirty
(30) days of the terminating event or termination date set forth in the written notice of termination.

                                   ARTICLE 11
                                   ARBITRATION

     11.1 Arbitration. As between the parties hereto, all questions as to rights and obligations arising under the terms of this Agreement are subJect to arbitration, including any question concerning any right or duty under the Securities Act of 1933, the Securities Exchange Act of 1934 and the securities laws of any state in which Units are offered, and such arbitration shall be governed by the rules of the American Arbitration Association.

     11.2 Demand for Arbitration. If a dispute should arise under this Agreement, any Partner may within 60 days make a demand for arbitration by filing a demand in writing for the other.

     11.3 Appointment of Arbitrators. The parties may agree upon one arbitrator, but in the event that they cannot agree) there shall be three, one named in writing by each of the parties within five (5) days after demand for arbitration is given and a third chosen by the two appointed. Should either party refuse or neglect to join in the appointment of the arbitrator(s) or to furnish the arbitrator(s) with any papers or information demanded, the arbitrator(s) are empowered by both parties to proceed ex parte.

     11.4 Hearing. Arbitration shall take place in San Mateo, California, and the hearing before the arbitrator(s) of the matter to be arbitrated shall be at the time and place within said city as is selected by the arbitrator(s). The arbitrator(s) shall select such time and place promptly after his (or their) appointment and shall give written notice thereof to each party at least sixty
(60) days prior to the date so fixed. At the hearing any relevant evidence may be presented by either party, and the formal rules of evidence applicable to judicial proceedings shall not govern. Evidence may be admitted or excluded in the sole discretion of the arbitrator(s). Said arbitrator(s) shall hear and determine the matter and shall execute and acknowledge their award in writing and cause a copy thereof to be delivered to each of the parties.

     11.5 Arbitration Award. If there is only one arbitrator, his decision shall be binding and conclusive on the parties, and if there are three arbitrators the decision of any two shall be binding and conclusive. The submission of a dispute to the arbitrator(s) and the rendering of his (or their) decision shall be a condition precedent to any right of legal action on the dispute. A judgment confirming the award of the arbitrator(s) may be rendered by any Court having Jurisdiction; or such Court may vacate, modify, or correct the award in accordance with the prevailing sections of California State Law.

     11.6 New Arbitrators. If three arbitrators are selected under the foregoing procedure but two of the three fail to reach an Agreement in the determination of the matter in question, the matter shall be decided by three new arbitrators who shall be appointed and shall proceed in the same manner, and the process shall be repeated until a decision is finally reached by two of the three arbitrators selected.

     11.7 Costs of Arbitration. The costs of such arbitration shall be borne by the losing party or in such proportions as the arbitrators shall determine.

                                   ARTICLE 12
                                  MISCELLANEOUS

     12.1 Covenant to Sign Documents. Without limiting the power granted by Sections 2.8 and 2.9, each Partner covenants, for himself and his successors and assigns, to execute, with acknowledgment or verification, if required, any and all certificates, documents and other writings which may be necessary or expedient to form the Partnership and to achieve its purposes, including, without limitation, the Certificate of Limited Partnership and all amendments thereto, and all such filings, records or publications necessary or appropriate laws of any jurisdiction in which the Partnership shall conduct its business.

     12.2 Notices. Except as otherwise expressly provided for in this Agreement, all notices which any Partner may desire or may be required to give any other Partners shall be in writing and shall be deemed duly given when delivered personally or when deposited in the United States mail, first-class postage pre-paid. Notices to Limited Partners shall be addressed to the Limited Partners at the last address shown on the Partnership records. Notices to the General Partners or to the Partnership shall be delivered to the Partnership's principal place of business, as set forth in Section 2.3 above or as hereafter charged as provided herein. Notice to any General Partner shall constitute notice to all General Partners.

     12.3 Right to Engage in Competing Business. Nothing contained herein shall preclude any Partner from purchasing or lending money upon the security of any other property or rights therein, or in any manner investing in, participating in, developing or managing any other venture of any kind, without notice to the other Partners, without participation by the other Partners, and without liability to them or any of them. Each Limited Partner waives any right he may have against the General Partners for capitalizing on information received as a consequence of the General Partners management of the affairs of this Partnership.

     12.4 Amendment. This Agreement is subject to amendment by the affirmative vote of a Majority of the Limited Partners in accordance with Section 4.5; provided, however, that no such amendment shall be permitted if the effect of such amendment would be to increase the duties or liabilities of any Partner or materially change any Partner's interest in Profits, Losses, Partnership assets, distributions, management rights or voting rights, except as agreed by that Partner. In addition, and notwithstanding anything to the contrary contained in this Agreement the General Partners shall have the right to amend this Agreement, without the vote or consent of any of the Limited Partnership, when:

     (a) There is a change in the name of the Partnership or the amount of the contribution of any Limited Partner;

     (b) A Person is substituted as a Limited Partner;

     (c) An Additional Limited Partner is admitted;

     (d) A Person is admitted as a successor or additional General Partner in accordance with the terms of this Agreement;

     (e) A General Partner retires, dies, files a petition in bankruptcy, becomes insane or is removed, and the Partnership business is continued by a remaining or replacement General Partner;

     (f) There is a change in the character of the business of the Partnership;

     (g) There is a change in the time as stated in the Agreement for the dissolution of the Partnership, or the return of a Partnership contribution;

     (h) To cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement;

     (i) To delete or add any provision of this Agreement required to be so deleted or added by the Staff of the Securities and Exchange Commission or by a State "Blue Sky" Administrator or similar official, which addition or deletion is deemed by the Administrator or official to be for the benefit or protection of the Limited Partners;

     (j) To elect for the Partnership to be governed by any successor California statute governing limited partnerships; and

     (k) To modify provisions of this Agreement as noted in Sections 1.3 and 5.6 to cause this Agreement to comply with Treasury Regulation Section 1.704-1(b).

     The General Partners shall notify the Limited Partners within a reasonable time of the adoption of any such amendment.

     12.5 Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes any and all prior agreements and representations, either oral or in writing, between the parties hereto with respect to the subject matter contained herein.

     12.6 Waiver. No waiver by any party hereto of any breach of, or default under, this Agreement by any other party shall be construed or deemed a waiver of any other breach of or default under this Agreement, and shall not preclude any party from exercising or asserting any rights under this Agreement with respect to any other.

     12.7 Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     12.8 Application of California law; Venue. This Agreement and the application or interpretation thereof shall be governed, construed, and enforced exclusively by its terms and by the law of the State of California and the appropriate Courts in the County of San Mateo, State of California shall be the appropriate forum for any litigation arising hereunder.

     12.9 Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement.

     12.10 Number and Gender. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

     12.11 Counterparts. This Agreement may be executed in counterparts, any or all of which may be signed by a General Partner on behalf of the Limited Partners as their attorney-in-fact.

     12.13 Waiver of Action for Partition. Each of the parties hereto irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to any property of the Partnership.

     12.14 Defined Terms. All terms used in this Agreement which are defined in the Prospectus of Redwood Mortgage Investors VIII, dated _______________, 1996 shall have the meanings assigned to them in said Prospectus, unless this Agreement shall provide for a specific definition in Article 2.

     12.15 Assignability. Each and all of the covenants, terms, provisions and arguments herein contained shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto, subject to the requirements of Article 7.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hand the day and year first above written.


GENERAL PARTNERS:

                             ____________________________________________
                             D. Russell Burwell





                             ---------------------------------------------
                              Michael R. Burwell



                             GYMNO CORPORATION
                             A California Corporation


                              By:
                             ---------------------------------------------
                             D. Russell Burwell, President


LIMITED PARTNERS:

                              By:   Gymno Corporation,
                             (General Partner and Attorney-in-Fact)


                              By:
                             ---------------------------------------------
                             D. Russell Burwell, President

                                   SCHEDULE A

                               LIMITED PARTNERS OF
                        REDWOOD MORTGAGE INVESTORS VIII,
                        A California Limited Partnership

Name and Address               Date of Admission          Capital Contribution